Exhibit 99.1

Willdan Group Reports Second Quarter 2016 Financial Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

Second Quarter 2016 Highlights

•	Total contract revenue of $58.9 million, an increase of 60% over prior year
•	Net income of $3.2 million, an increase of 99% over prior year
•	Diluted earnings per share of $0.37, an increase of 85% over prior year
•	EBITDA of $5.1 million, an increase of 55% over prior year

ANAHEIM, Calif. – August 4, 2016 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its second quarter ended July 1, 2016, and provided a business update.

For the second quarter of 2016, Willdan reported total contract revenue of $58.9 million and net income of $3.2 million, or $0.37 per diluted share.  This compares with total contract revenue of $36.8 million and net income of $1.6 million, or $0.20 per diluted share, for the second quarter of 2015.  The increase in earnings per share in the second quarter of 2016 was primarily driven by higher total contract revenue, resulting principally from incremental revenue contributed by the assets of Genesys Engineering P.C. (“Genesys”) acquired in March 2016, and lower tax expense resulting from the Company’s efforts to reduce its effective tax rate, as further described below.

“We had an outstanding quarter driven by strong organic revenue growth and significant contributions from our recent acquisitions,” said Tom Brisbin, Willdan’s CEO.  “On a year-over-year basis, total contract revenue was up 60%.  We are seeing strong demand for our energy efficiency services across a broad set of customers including public utilities, municipalities and universities.  Over the first half of 2016, we achieved a 23% organic growth rate, driven by strong cross-selling between our groups.  Looking ahead, we have several projects scheduled to ramp-up, including the new $41 million ConEd multifamily program and the $90 million San Diego Gas & Electric Local Capacity Requirements (LCR) program, among others.  Our strong pipeline of pending proposals and new business opportunities should continue to propel our growth into 2017.

“Our second quarter results also reflect the progress in implementing our tax strategy.  Much of the energy efficiency work we perform is eligible for certain tax deductions, which we expect to reduce our long-term effective tax rate from 42% to approximately 36%.  In addition, we are now beginning to implement other aspects of our tax strategy with the goal of reducing this rate further.  Along with our continued growth in revenue and operating income, the reduction in our effective tax rate is having a significant positive impact on our free cash flow,” said Mr. Brisbin.

Second Quarter 2016 Financial Highlights

Total contract revenue for the second quarter of 2016 was $58.9 million, an increase of 60.3% from $36.8 million for the second quarter of 2015.  The increase was primarily due to higher contract revenue from the Energy Efficiency Services segment, which increased $21.1 million, or 98%, from the second quarter of 2015.  Total contract revenue for the second quarter of 2016 included $15.5 million of revenue generated by the assets of Genesys, which were acquired in March 2016.  Contract revenue for the Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services segments was $42.6 million, $12.7 million, $3.0 million and $0.6 million, respectively, in the second quarter of 2016.

Direct costs of contract revenue were $41.1 million for the second quarter of 2016, an increase of 79.5% from $22.9 million for the second quarter of 2015.  Included in direct costs of contract revenue for the second quarter of 2016 was

Willdan Group

incremental direct costs of revenue of $13.8 million attributable to the assets of Genesys.  Excluding the direct costs of contract revenue attributable to the assets of Genesys, direct costs of contract revenue increased by approximately $4.4 million, primarily as a result of the increase in subcontractor services and other direct costs in the Energy Efficiency Services segment.

Revenue, net of subcontractor services and other direct costs, (as defined below) for the second quarter of 2016 was $27.6 million, compared with $22.1 million for the second quarter of 2015.

Total general and administrative expenses for the second quarter of 2016 were $13.9 million, an increase of 25.4% from $11.1 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services and Engineering Services segments.

Income tax expense was $0.7 million for the second quarter of 2016, as compared to $1.1 million for the second quarter of 2015.  The effective tax rate in the second quarter of 2016 was 18.6%, as compared to 40.9% in the same period last year.  The difference in the effective tax rate is primarily due to an increase in energy tax deductions related to some of the Company’s energy efficiency activities.  During the second quarter of 2016, the Company recognized a tax benefit of $0.5 million as a change in estimate related to energy tax deductions earned for the 2015 tax year.  Additionally, the Company recognized an increase in energy tax deductions related to some of the Company’s 2016 energy efficiency activities.

Net income for the second quarter of 2016 was $3.2 million, or $0.37 per diluted share, as compared to net income of $1.6 million, or $0.20 per diluted share, for the second quarter of 2015.

EBITDA (as defined below) was $5.1 million for the second quarter of 2016.

Six Months 2016 Financial Highlights

Total contract revenue for the six months ended July 1, 2016 was $92.9 million, an increase of 32.5% from $70.1 million for the six months ended July 3, 2015.  The increase was primarily due to higher contract revenue from the Energy Efficiency Services segment, which increased $21.1 million, or 52.3%, from the six months ended July 3, 2015.  Total contract revenue for the six months ended July 1, 2016 included $19.4 million of revenue generated by the assets of Genesys, which were acquired in March 2016.  Contract revenue for the Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services segments was $61.6 million, $24.0 million, $6.0 million and $1.3 million, respectively, for the six months ended July 1, 2016.

Direct costs of contract revenue were $61.4 million for the six months ended July 1, 2016, an increase of 43.7% from $42.7 million for the six months ended July 3, 2015.  Included in direct costs of contract revenue for the six months ended July 1, 2016 was incremental direct costs of revenue of $17.2 million attributable to the assets of Genesys.  Excluding the direct costs of contract revenue attributable to the assets of Genesys, direct costs of contract revenue increased by approximately $1.5 million, primarily as a result of the growth in subcontractor services and other direct costs in the Energy Efficiency Services segment.

Revenue, net of subcontractor services and other direct costs, (as defined below) for the six months ended July 1, 2016 was $49.8 million, compared with $43.6 million for the six months ended July 3, 2015.

Total general and administrative expenses for the six months ended July 1, 2016 were $25.7 million, an increase of 17.1% from $21.9 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services segment.

Income tax expense was $1.4 million for the six months ended July 1, 2016, as compared to $2.2 million for the six months ended July 3, 2015.  The reduction in income tax expense for the six months ended July 1, 2016 was attributable to an increase in energy tax deductions earned for the 2015 tax year as further described above.

Willdan Group

Net income for the six months ended July 1, 2016 was $4.3 million, or $0.51 per diluted share, as compared to net income of $3.1 million, or $0.37 per diluted share, for the six months ended July 3, 2015.

EBITDA (as defined below) was $7.5 million for the six months ended July 1, 2016.

Liquidity and Capital Resources

Willdan reported $10.5 million in cash and cash equivalents at July 1, 2016, as compared to $4.8 million at April 1, 2016.  The increase primarily resulted from net income generated in the second quarter of 2016 and strong collections on accounts receivable.

Outlook

Willdan has chosen to replace its previous full year 2016 EBITDA target with a full year 2016 diluted earnings per share target.

Willdan has raised its financial and operational targets for the full year 2016:

•	Total contract revenue of $175 - $190 million
•	Diluted earnings per share of $0.84 - $0.91
•	Effective tax rate of approximately 36%

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, August 4, 2016, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 800-723-6604 (785-830-7977 for international callers) and providing conference ID 4356068.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 4356068.  The replay will be available through August 18, 2016.

About Willdan Group, Inc.

Willdan provides professional consulting and technical services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients, and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor services and other direct costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors' ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with Generally Accepted Accounting Principles (“GAAP”) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services and other

Willdan Group

direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenue, net of subcontractor services and other direct costs is provided at the end of this news release.

EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines EBITDA as net income plus interest expense (income), income tax expense, interest accretion and depreciation and amortization. EBITDA is not a measure of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP. Willdan believes EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, as well as the historical costs of depreciable assets. Willdan’s definition of EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Willdan's definition of Revenue, net of subcontractor services and other direct costs, and EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan's intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s failure to execute on existing projects, inability to integrate recent acquisitions, including Genesys, a slowdown in the local and regional economies of the states where Willdan conducts business, Willdan’s inability to successfully implement its tax strategy and the loss of or inability to hire additional qualified professionals. Willdan's business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan's SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2016. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 1,	January 1,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$10,468,000	$16,487,000
Accounts receivable, net of allowance for doubtful accounts of $1,017,000 and $760,000 at July 1, 2016 and January 1, 2016, respectively	29,603,000	17,929,000
Costs and estimated earnings in excess of billings on uncompleted contracts	25,443,000	13,840,000
Other receivables	997,000	177,000
Prepaid expenses and other current assets	2,300,000	2,082,000
Total current assets	68,811,000	50,515,000
Equipment and leasehold improvements, net	4,239,000	3,684,000
Goodwill	25,288,000	16,097,000
Other intangible assets, net	3,660,000	1,545,000
Other assets	426,000	504,000
Total assets	$102,424,000	$72,345,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,483,000	$5,561,000
Accrued liabilities	17,314,000	10,334,000
Contingent consideration payable	2,782,000	1,420,000
Billings in excess of costs and estimated earnings on uncompleted contracts	9,627,000	6,218,000
Notes payable	5,549,000	4,039,000
Capital lease obligations	254,000	444,000
Total current liabilities	51,009,000	28,016,000
Contingent consideration payable	1,926,000	4,305,000
Notes payable	2,045,000	1,085,000
Capital lease obligations, less current portion	167,000	255,000
Deferred lease obligations	747,000	737,000
Deferred income taxes, net	1,790,000	331,000
Total liabilities	57,684,000	34,729,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,283,000 and 7,904,000 shares issued and outstanding at July 1, 2016 and July 3, 2016, respectively	83,000	79,000
Additional paid-in capital	41,229,000	38,377,000
Retained earnings (accumulated deficit)	3,428,000	(840,000)
Total stockholders’ equity	44,740,000	37,616,000
Total liabilities and stockholders’ equity	$102,424,000	$72,345,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015

Contract revenue	$58,941,000	$36,773,000	$92,856,000	$70,070,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	9,798,000	8,210,000	18,332,000	16,195,000
Subcontractor services and other direct costs	31,294,000	14,685,000	43,027,000	26,506,000
Total direct costs of contract revenue	41,092,000	22,895,000	61,359,000	42,701,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	8,449,000	6,282,000	15,210,000	12,923,000
Facilities and facility related	829,000	948,000	1,939,000	1,996,000
Stock-based compensation	257,000	154,000	464,000	278,000
Depreciation and amortization	956,000	498,000	1,566,000	927,000
Other	3,394,000	3,192,000	6,516,000	5,812,000
Total general and administrative expenses	13,885,000	11,074,000	25,695,000	21,936,000
Income from operations	3,964,000	2,804,000	5,802,000	5,433,000

Other (expense) income:
Interest expense	(44,000)	(58,000)	(94,000)	(108,000)
Other, net	1,000	(36,000)	2,000	18,000
Total other expense, net	(43,000)	(94,000)	(92,000)	(90,000)
Income before income taxes	3,921,000	2,710,000	5,710,000	5,343,000

Income tax expense	731,000	1,108,000	1,442,000	2,246,000
Net income	$3,190,000	$1,602,000	$4,268,000	$3,097,000

Earnings per share:
Basic	$0.39	$0.20	$0.53	$0.40
Diluted	$0.37	$0.20	$0.51	$0.38

Weighted-average shares outstanding:
Basic	8,207,000	7,824,000	8,102,000	7,795,000
Diluted	8,530,000	8,136,000	8,395,000	8,106,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	July 1,	July 3,
	2016	2015

Cash flows from operating activities:
Net income	$4,268,000	$3,097,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,566,000	921,000
Deferred income taxes	856,000	940,000
Loss on sale/disposal of equipment	3,000	3,000
Provision for doubtful accounts	61,000	440,000
Stock-based compensation	464,000	278,000
Accretion of contingent consideration	110,000	—
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	2,157,000	(5,598,000)
Costs and estimated earnings in excess of billings on uncompleted contracts	(10,512,000)	(4,269,000)
Other receivables	64,000	(115,000)
Prepaid expenses and other current assets	(218,000)	810,000
Other assets	112,000	77,000
Accounts payable	(1,706,000)	3,789,000
Accrued liabilities	6,592,000	217,000
Billings in excess of costs and estimated earnings on uncompleted contracts	3,409,000	2,158,000
Deferred lease obligations	10,000	85,000
Net cash provided by operating activities	7,236,000	2,833,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(989,000)	(1,329,000)
Cash paid for acquisitions, net of cash acquired	(8,857,000)	(8,168,000)
Net cash used in investing activities	(9,846,000)	(9,497,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,127,000)	—
Payments on notes payable	(2,099,000)	(1,131,000)
Proceeds from notes payable	—	2,000,000
Principal payments on capital lease obligations	(345,000)	(107,000)
Proceeds from stock option exercise	49,000	347,000
Proceeds from sales of common stock under employee stock purchase plan	113,000	78,000
Net cash (used in) provided by financing activities	(3,409,000)	1,187,000
Net decrease in cash and cash equivalents	(6,019,000)	(5,477,000)
Cash and cash equivalents at beginning of period	16,487,000	18,173,000
Cash and cash equivalents at end of period	$10,468,000	$12,696,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$94,000	$104,000
Income taxes	1,134,000	367,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$4,569,000	4,250,000
Issuance of common stock related to business acquisitions	2,230,000	1,485,000
Contingent consideration related to business acquisitions	—	6,110,000
Other receivable for working capital adjustment	884,000	—
Equipment acquired under capital leases	73,000	113,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Services and Other Direct Costs”

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015
Contract revenue	$58,941,000	$36,773,000	$92,856,000	$70,070,000
Subcontractor services and other direct costs	31,294,000	14,685,000	43,027,000	26,506,000
Revenue, net of subcontractor services and other direct costs	$27,647,000	$22,088,000	$49,829,000	$43,564,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

	Three Months Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015
Net income	$3,190,000	$1,602,000	$4,268,000	$3,097,000
Interest expense	44,000	58,000	94,000	108,000
Income tax expense	731,000	1,108,000	1,442,000	2,246,000
Interest accretion(1)	138,000	—	110,000	—
Depreciation and amortization	956,000	498,000	1,566,000	927,000
EBITDA	$5,059,000	$3,266,000	$7,480,000	$6,378,000

(1)

Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with our acquisitions of Abacus and 360 Energy in January 2015.  The amount represents the change in fair value of such contingent liabilities for the respective period.

Willdan Group

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com